                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person*

 Malone, Jr.                         Arthur                            L.
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  (Last)                             (First)                         (Middle)

P.O. Box 386, 638 Lindero Canyon Road
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                                    (Street)

Agoura Hills,                         CA                              91301
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  (City)                             (State)                          (Zip)

September 29, 1997
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2. Date of Event Requiring Statement (Month/Day/Year)

###-##-####
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3. IRS Number of Reporting Person (Voluntary)

Creative Gaming, Inc. CLPIE
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4. Issuer Name and Ticker or Trading Symbol


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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                   XX    10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing
       (Check applicable line)


             XX   Form filed by One Reporting Person
           ------

           ------ Form filed by More than One Reporting Person

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                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
                                 Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
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12% Convertible Redeemable
Preferred Stock, Series C       1,344,000                       D
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                                                                D
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* If the form is filed by more than one Reporting Person, see instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (8-92)

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FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                       Amount                    (Instr. 5)
                                  Exer-   tion                          or
                                  cisable Date             Title        Number
                                                                        of
                                                                        Shares
-------------------------------   ------- -------  -------------------- --------- -------------  -------------   -------------
Warrant                           9/29/97 9/29/99   Common Stock          875,000  $0.10          D
-------------------------------   ------- -------  -------------------- --------- -------------  -------------   -------------

Series C Preferred Stock                            Common Stock        3,124,800                 D
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Explanation of Responses:


                               /s/ ARTHUR L. MALONE, JR.            10/8/97
                              _______________________________    ______________
                              **Signature of Reporting Person         Date
                                   Arthur L. Malone, Jr.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.